Exhibit 10.2

C&M Comments 1-31-23

CO-DEVELOPMENT AGREEMENT

AND MATERIAL TRANSFER FOR COLLABORATIVE RESEARCH

This Co-Development Agreement (the “Agreement”) is made between Blue Water Vaccines Inc. (“BWV”) located at 201 E Fifth Street, Suite 1900, Cincinnati, OH 45202 and AbVacc, Inc. (“ABVACC”) located at 4 Research Court., Suite 310, Rockville, MD, 20878, USA (each of the ABVACC and BWV, a “Party” and together, the “Parties”).

Collectively, the Parties will share material(s) (“Material”) and/or their information related to Material (“Information”) for research on evaluation of Norovirus S and P particles as platform for expression of heterologous vaccine antigens including, but not limited to, those described further in Appendix A. For Material and Information, “Provider” refers to either Party when acting as a provider and “Recipient” refers to either Party when acting as a recipient.

For and in consideration of, and conditioned on, the covenants stated herein, and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties agree as follows:

1.	Purpose. The purpose of this Agreement is to establish the terms for conducting research aimed at co-development of specific vaccine candidates using the Norovirus nanoparticle platform (“Co-Development Project”), govern the sharing and use of Material and/or Information by the Parties for the Co-Development Project. If the Parties decide to collaborate on additional research using Material, then a mutually acceptable written amendment to this Agreement or new agreement, which describes the additional research project, will be required. Each Party will endeavor to achieve the objectives of the Co-Development Project described in Appendix A. However, the Parties understand and acknowledge that, due to the nature of the research process, the objectives of the Co-Development Project may not be achieved and thus will not be interpreted as any type of warranty or deliverable. BWV and ABVACC acknowledge and agree that both Parties will endeavor to conduct the Co-Development Project in a timely manner but may experience a change in research priorities due to its mission. In the event of such a change in priorities that will significantly delay the Co-Development Project, BWV and ABVACC will agree to suspend, change research project details, modify the research project, or terminate the research project through written or email notification.

2.	Use/Non-use and Disposition of BWV’s Material. ABVACC agrees that Material and/or Information it receives from BWV will be used only for the Co-Development Project and for no other purpose whatsoever. ABVACC further agrees not to transfer BWV’s Material and/or Information to any other Party without advance written approval from an authorized representative of BWV; if approved by BWV, any transfer to and use by the transferee(s) of BWV’s Material and/or Information will be subject to the restrictions and obligations imposed by this Agreement. Notwithstanding any other provision of this Agreement, BWV agrees that Material and/or Information it provides to ABVACC under this Agreement may be used by one or more of Integrated BioTherapeutics LLC’s (“IBT”) laboratories, its on-site scientific/technical contract personnel, or contract testing laboratories solely for the Co-Development Project. When the Co-Development Project is complete or upon expiration or early termination of this Agreement, whichever occurs sooner, any remaining Material received from BWV will be retained in IBT’s facility or handled in another manner as agreed by the Parties.

3.	Use/Non-use and Disposition of ABVACC’s Material. BWV agrees that Material and/or Information it receives from ABVACC will be used only for the Co-Development Project and for no other purpose whatsoever. BWV further agrees not to transfer ABVACC’s Material and/or Information to any other Party without advance written approval from an authorized representative of ABVACC; if approved by ABVACC, any transfer to and use by the transferee(s) of ABVACC’s Material and/or Information will be subject to the restrictions and obligations imposed by this Agreement. Notwithstanding any other provision of this Agreement, ABVACC agrees that Material and/or Information it provides to BWV under this Agreement may be used by one or more of BWV laboratories, its on-site scientific/technical contract personnel, or contract testing laboratories solely for the Research Project. When the Co-Development Project is complete or upon expiration or early termination of this Agreement, whichever occurs sooner, any remaining Material received from ABVACC will be retained in BWV’s facility or handled in another manner as agreed by the Parties.

4.	Intellectual Property (IP)

Background IP. Each Party retains all rights, title and interest in and to, including any and all intellectual property rights, its Material and Information or potential rights, such as issued patents, patent applications or invention disclosures, which exist prior to execution of this Agreement (“Background IP”) or developed independent of this Agreement without use of the Material and/or Information (“Party IP”). Each Party hereby grants to the other Party a non-exclusive, fully paid, worldwide, non-transferable, limited license to use Background IP (and shall obtain the same license/consent as required from any third-party from whom the Party derives rights to the extent such rights are licensed to a Party as of the Effective Date) solely for the Co-Development Project. Neither Party obtains rights to the other Party’s Background IP under this Agreement except for the purpose of conducting the Co-Development Project.

Co-Development Agreement (CDA) Inventions. Ownership of any invention patentable under U.S. patent law which is conceived or first actually reduced to practice under this Agreement (“CDA Invention”) will follow inventorship in accordance with U.S. patent law, such that inventions made solely by the employees or contractors of one Party shall belong solely to that Party. Any CDA Invention made jointly by employees and/or contractors of the Parties under this Agreement (“Joint CDA Invention”) will be owned jointly by the Parties and the Parties will, by separate agreement or operation of law, require their employee and/or contractor co-inventors to assign their rights in the Joint CDA Invention to their employing organization or the Party that engages such contractors. The Parties acknowledge and agree that any Joint CDA Invention is jointly developed by the Parties and each Party shall have a one-half undivided interest in the whole of the Joint CDA Invention and shall have full rights of use and ownership of such Joint CDA Invention.

Each Party agrees to inform the other Party, in confidence, of any CDA Invention arising under this Agreement. ABVACC agrees to grant BWV an option for an exclusive commercialization license to their rights to any patent application claiming a CDA Invention made in whole or in part by an ABVACC employee(s) or contractor(s) that is directly related to and requires the use of BWV’s Material, on the terms set forth on Annex B hereto. Unless extended in writing, BWV’s license option must be exercised within six (6) months of being informed of the invention disclosure on the relevant CDA Invention(s) by providing written notice to BWV.

5.	Confidential Information

General. Each Party agrees to maintain in confidence for a period of three (3) years following the expiration or early termination of this Agreement, any proprietary, non-public confidential business information or unpublished scientific/technical information which the other Party has provided to the other Party (“Confidential Information”). Neither Party may disclose the other Party's Confidential Information to others without the specific written permission, in advance, of the other Party, unless required to disclose by law, regulation or court order. In any event, the Parties agree to promptly communicate to each other any third-party request for the other Party’s Confidential Information.

Exceptions. Neither Party incurs an obligation of confidentiality with respect to information which (a) is known to the receiving Party before its receipt, and not already under any obligation of confidentiality to the disclosing Party; or (b) is or becomes publicly known without any breach of this Agreement or of any other obligation to keep it confidential; or (c) is obtained by the receiving Party from a third party under circumstances where the receiving Party has no reason to believe that there has been a breach of an obligation of confidentiality owed to the disclosing Party; or (d) is independently developed by the receiving Party; or (e) is approved for release in writing by an authorized representative of the disclosing Party. For the avoidance of doubt, this Section 5 will not apply to any Confidential Information that is required to be disclosed by law or judicial order or other legal requirements; provided, that to the extent legally permitted and practicable under the circumstances prior written notice of such required disclosure is furnished to the disclosing Party as soon as practicable in order to afford the disclosing Party an opportunity to seek a protective order and that if such order cannot be obtained disclosure may be made without liability.

Each Party may retain one (1) copy of the other Party’s Confidential Information in a secure location for archival purposes following the expiration or early termination of this Agreement. In addition, a Party (i) will not be required to destroy electronic versions of Confidential Information from back-up, archival electronic storage made in the ordinary course of business, and (ii) may retain a limited number of copies of the Confidential Information for its legal files for compliance and regulatory purposes, including to the extent required by law, rule or regulation.

6.	Joint Development Committee. Within thirty (30) calendar days after the Effective Date, the Parties will determine a mutually agreeable number of participants for and appoint their respective representatives to a joint development committee to manage the development strategies, plans and budgets for Co-development Project (the "Joint Development Committee" or "JDC"). Each party shall be entitled to appoint an equal number of representatives to the JDC.

7.	CDA Technical Data. All research data and other recorded information, regardless of the form or method of recording, first produced in the conduct of the Co-Development Project, is referred to herein as “CDA Technical Data.” The Parties understand and agree that the CDA Technical Data is being obtained through in vitro experiments and exploratory in vivo research studies in mice. The CDA Technical Data shall be used and disclosed in a manner that does not jeopardize the patent or publication rights of either Party.

8.	Reporting. Each Party agrees to report in a timely manner and in confidence all CDA Technical Data and all CDA Inventions to the other Party. BWV understands and acknowledges that ABVACC may be required to report the results of its research activities, including CDA Technical Data and CDA Inventions. Accordingly, the Parties agree to cooperate in a timely manner on writing any reports due in connection with this Agreement. Subject to any mandatory reporting requirements as described above, the Parties agree to keep CDA Technical Data and CDA Inventions confidential until patent applications claiming CDA Inventions have been filed or until publications and/or presentations concerning the Co-Development Project are made in accordance with Paragraph 10. If no patent applications are filed, or no publications or presentations are made in accordance with Paragraph 10, each Party agrees that, with respect to public disclosure, any CDA Technical Data and supporting data generated solely by the other Party and not publicly disclosed will become Confidential Information of the other Party subject to Paragraph 5, provided, however, that each Party retains the rights set forth in Paragraph 7 to such CDA Technical Data.

9.	Regulatory Filings. The CDA Technical Data may be submitted to the U.S. Food and Drug Administration or equivalent foreign regulatory agencies in support of Investigational New Drug (“IND”), or equivalent, applications. In addition, each Party will provide the other party at least 20 calendar days prior written notice of the intention to file any CDA Technical Data with the U.S. Food and Drug Administration or equivalent foreign regulatory agencies as permitted by this Agreement.

10.	Research Publications and Presentations

General. It is understood that the Co-Development Project may result in new scientific knowledge that may be suitable for publication in peer-reviewed scientific journals and/or presented at scientific meetings (“Research Results”), so publication and/or presentation of the Research Results is of prime interest to ABVACC and BWV. It is anticipated that the Research Results will be published jointly by the Parties. In all such oral or written publications by BWV, or jointly, concerning the Co-Development Project (“Research Publication”) each Party's contribution will be expressly noted, by either acknowledgment or co-authorship, as appropriate, with authorship being determined in accordance with the policies and customs for authorship of scientific publications. It is understood that the Research Results are based upon the CDA Technical Data and therefore the Research Publications may disclose any of the CDA Technical Data.

Publication Review. For the purpose of restricting any disclosure of the other Party’s Confidential Information, the publishing Party or, in the case of joint Research Publications, the lead publishing Party (“Publishing Party”) agrees to send its proposed Research Publication for review and comment by the other Party (“Reviewing Party”). The Reviewing Party agrees to send its comments or suggested revisions to the proposed Research Publication to the Publishing Party within thirty (30) calendar days of receipt of the proposed Research Publication. It is agreed that if the Reviewing Party does not respond by the end of the thirty (30) calendar day review period, the Publishing Party may proceed with its proposed Research Publication; provided, however, if BWV is the Reviewing Party and has not responded by the end of the thirty (30) day review period, the Publishing Party agrees to provide written notification to BWV point of contact for publications below. Upon the Reviewing Party’s written request received within thirty (30) calendar days of its receipt of a proposed Research Publication, the Publishing Party agrees to delay its proposed Research Publication for up to thirty (30) additional calendar days to permit the preparation and filing of a patent application(s). The Publishing Party further agrees to delete from its proposed Research Publications any of the Reviewing Party’s Confidential Information unless the Reviewing Party agrees in writing to the inclusion of its Confidential Information in those Research Publications.

11.	Press Releases. The Parties agree to coordinate press releases or other public releases of information related to this Agreement prior to release except that, as necessary to comply with applicable laws, rules, and regulations, or any inquiry of any governmental entity, either Party may release the name of the other Party and a non-confidential general description of the Co-Development Project without prior written approval. Unless agreed otherwise, each Party will use their best efforts to provide any proposed press release related to this Agreement to the other Party for review and comment at least five (5) business days prior to release.

12.	Warranties. Material and/or Information are provided “as is” without warranty of merchantability or fitness for a particular purpose or any other warranty, express or implied. Provider makes no representations that use of its Material and/or Information will not infringe any patent or other proprietary rights of third parties. Neither Party provides any warranty, express or implied, regarding any matter whatsoever, including without limitation the research conducted under this Agreement or any CRA Invention. EACH PARTY ACKNOWLEDGES THAT MATERIAL IS EXPERIMENTAL AND MAY HAVE UNKNOWN HAZARDOUS CHARACTERISTICS, THAT IT IS AWARE OF THE RISKS OF WORKING WITH EXPERIMENTAL MATERIALS, AND THAT IT WILL STRICTLY ADHERE TO PROPER LABORATORY PROCEDURES FOR HANDLING MATERIALS WITH UNKNOWN HAZARDS. UNLESS APPROVED BY BOTH PARTIES IN ADVANCE BY WRITTEN AGREEMENT, MATERIAL WILL NOT BE USED IN HUMANS.

13.	Indemnification; Procedures. To the fullest extent permitted by applicable law and except as provided below, each Party shall indemnify, defend and hold harmless the other Party, its employees, officers, directors, governors, managers, subsidiaries, Affiliates, agents and principals (partners, shareholders or holders of an ownership interest, as the case may be) from and against any and all liabilities, losses, damages, costs, fines, fees and/or expenses (including but not limited to reasonable counsel fees, expert fees and court costs) resulting from any claim, action, suit, or proceedings brought by a third-party (“Third Party Claim”) to the extent resulting from, relating to or arising out of an alleged or actual (a) breach or purported breach by the indemnifying Party of any covenant, representation or warranty set forth in this Agreement; (b) physical injury to persons or damage to property resulting from the gross negligence of the indemnifying Party or its personnel in breach of this Agreement; (c) gross negligence related to the research, development, regulatory approval, or other commercialization of any product or service by, or on behalf of, the other Party or any of its Affiliates; or (d) infringement of patents or other intellectual property rights (including alleged or actual misappropriation of a trade secret) of a third party in connection with the implementation of the Co-Development Project or its method of manufacture of any product of the Co-Development Project, to the extent attributable to the use of the other Party’s Background IP, Materials and/or Confidential Information.

In the event that a Party seeks indemnification pursuant to Section 13, such Party shall: (a) give the other Party prompt written notice of each such Third Party Claim; (b) tender to the other Party control of the defense or settlement of each such Third Party Claim at the other Party’s expense and (c) cooperate with the other Party, at the other Party’s expense, in defending or settling each such Third Party Claim. Subject to the foregoing, each Party shall have the right to participate at its own expense in any indemnification action or related settlement negotiations using counsel of its own choice. The indemnifying Party shall not settle any Third Party Claim in a manner that adversely affects the rights of the indemnified Party without the indemnified Party's prior written consent, provided, that such consent shall not be unreasonably delayed, conditioned or withheld. The indemnified Party’s failure to perform any obligations under this Section 13 shall not relieve the indemnifying Party of its obligations hereunder, except to the extent that the indemnifying Party can demonstrate that it has been prejudiced as a result of such failure.

For purposes of this Agreement, the below terms have the following meanings:

“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or under common control with a Party. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means (a) ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of such Person, or has other comparable ownership interest with respect to any entity other than a corporation, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of shares, the holding of voting power, by contract or otherwise. For the avoidance of doubt, (i) neither of the Parties, or any of their respective Affiliates, shall be deemed to be an “Affiliate” of such other Party.

“Governmental Authority” means any federal, state, municipal, local, territorial, or other governmental department, regulatory authority, judicial or administrative body, whether in the United States, a foreign country or having international status, including but not limited to the U.S. Food and Drug Administration or equivalent foreign regulatory agencies.

“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, Government Entity or department, agency or political subdivision thereof or other entity.

“Third Party” means any other Person other than a Party and their respective Affiliates.

14.	Biosafety; Biosecurity. Each Party accepts full responsibility for the safety and security of the portion of the Co-Development Project that it conducts, and assures that its portion of the Research Project will be conducted in accordance with all applicable laws, rules, regulations and policies. Where applicable, each Party agrees to abide by all laws, rules, regulations and policies governing biological select agents and toxins.

15.	Animal Welfare. Each Party agrees that its personnel will conduct its portion of any in vivo experiments in accordance with that Party’s Institutional Animal Care and Use Committee (IACUC)-approved protocol and in compliance with the Animal Welfare Act, and other applicable national, state and local laws, regulations and policies relating to animals and experiments involving animals.

16.	Export Control. The obligation of the Parties to transfer technology to one or more other parties, provide technical information and reports to one or more other parties, and otherwise perform under this Agreement are contingent upon compliance with applicable United States export control laws and regulations. The transfer of certain technical data and commodities may require a license from a cognizant agency of the U.S. Government or written assurances by the Parties that the Parties will not export technical data, computer software, or certain commodities to specified foreign countries without prior approval of an appropriate agency of the U.S. Government. The Parties do not, alone or collectively, represent that a license will not be required, nor that, if required, it will be issued. In addition, if applicable, the Parties will comply with all requirements applicable to the shipment of etiologic agents.

17.	Term; Termination. This Agreement is effective as of February 1, 2023 (“Effective Date”) for three (3) years. Either Party may terminate this Agreement unilaterally at any time for any reason by giving thirty (30) calendar days’ written or email notice to the other Party. For the avoidance of doubt, the early termination or expiration of this Agreement and the licenses and rights granted to each Party hereunder shall not affect any obligation of either Party or its Affiliates may have to pay the other Party in accordance with the terms set forth in Annex B and resulting agreement thereto.

18.	Governing Law. The construction, validity, performance, and effect of this Agreement will be governed for all purposes by the laws applicable to State of Delaware. Any lawsuit brought to enforce any obligation under this Agreement shall only be brought in the federal or state courts located in State of Delaware. The Parties consent to the personal and exclusive jurisdiction of these courts.

19.	Surviving Provisions. Paragraphs 2, 3, 4, 5, 9, 10, 11, 13 and 18 to 28 and Annex B survive the expiration or early termination of this Agreement.

20.	Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, when sent by email upon written confirmation thereof, three (3) business days after being sent to recipient by U.S. First Class mail (postage prepaid), or one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the Parties at the applicable addresses therefore set forth below or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means, but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

For AbVacc:

Mailing Address:

AbVacc, Inc.

4 Research Court. Suite 310.

Rockville, Maryland 20850

POC for Technical and IP Matters:

Attn: M. Javad Aman

Email: jaman@abvacc.com

POC for Financial matters:

Attn: Mahtab Hekmat

Email: mhekmat@abvacc.com

For BWV:

Mailing Address:

Blue Water Vaccines Inc.

201 E Fifth Street, Suite 1900

Cincinnati, OH 45202

POC for Technical and IP Matters:

Attn: Blair Wigsten

Email: bwigsten@bluewatervaccines.com

POC for Financial matters:

Attn: Erin Henderson

Email: ehenderson@bluewatervaccines.com

21.	Binding Effect. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.

22.	Waiver. Failure by any Party to enforce any term or provision of this Agreement in any specific instance or instances under this Agreement shall not constitute a waiver by such Party of any such term or provision, and such Party may enforce such term or provision in any subsequent instance without any limitation or penalty whatsoever.

23.	Assignment. Neither this Agreement nor any interest under this Agreement shall be assignable by either Party to any Third Party without the prior written consent of the other Party, not to be unreasonably withheld, delayed or conditioned; except that either Party may assign this Agreement to (i) any of its Affiliates; or (ii) in its entirety in connection with a merger or sale of substantially all of the assets of its business as relating to this Agreement without such consent. Any assignment not in accordance with this Section 23 shall be null and void.

24.	Integration. This Agreement, which includes each of the Annexes hereto, which are hereby incorporated by this reference, completely and exclusively state the agreement and understanding of the Parties regarding their subject matter. This Agreement supersedes, and its terms govern, all prior proposals, offers, agreements or other communications between the Parties, oral or written, regarding the subject matter herein.

25.	Counterparts. This Agreement may be executed (including by use of industry standard signature software, such as DocuSign®) in any number of counterparts, each of which shall be deemed to be an original, but all of which shall be deemed to be one agreement. A signature received via facsimile or electronically of a .pdf via e-mail shall be as legally binding for all purposes as an original signature.

26.	Severability. If any portion of this Agreement is held to be unenforceable, the remainder of this Agreement will remain valid. Further, the term or condition that is held to be illegal or unenforceable shall be modified/reformed by the court to remain in effect as far as possible in accordance with the intention of the Parties.

27.	Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Sections or Schedules mean the particular Sections and Schedules to this Agreement and references to this Agreement include all schedules hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (ii) the word “day” or “year” means a calendar day or year unless otherwise specified; (iii) the word “notice” shall mean notice in writing (whether or not specifically stated); (iv) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Schedules); (v) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;”; and (vi) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof.

28.	WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

{Signatures Follow on Next Page}

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative to be binding and effective as of the Effective Date.

BLUE WATER VACCINES INC.

/s/ Joseph Hernandez
Joseph Hernandez	February 1, 2023
Chief Executive Officer	Date
Blue Water Vaccines Inc.

ABVACC, INC.

/s/ M. Javad Aman	2/1/2023
M. Javad Aman
President and Chief Scientific Officer
AbVacc, Inc.

ANNEX A

Co-Development Project

The initial Co-Development Project will consist of the following vaccine candidates utilizing the Norovirus S and P particle platform:

●	Marburg

●	Monkeypox

●	Malaria

BWV (BWV) will:

●	Provide technical expertise, as needed, for the Co-Development project, specifically including:

o	Norovirus platform expertise

o	Monkeypox expertise

o	Malaria expertise

●	Provide research material to include:

o	Monkeypox and Vaccinia vaccine material

o	Mouse sera from initial immunogenicity study, if successful.

●	Provide sequences for the VLP.

●	Support AbVacc for all grant applications, contract writing, etc. needed to successfully submit for non-dilutive funding for program covered by the Agreement.

ABVACC (ABVACC) will:

●	Provide technical expertise, as needed, for the Co-Development project, specifically including:

o	Marburg expertise

●	Provide grant writing expertise and submit grants on behalf of the Parties.

●	Manage grants awarded.

The Parties will:

●	use the timeline and activities listed below to conduct the Co-Development Project.

●	Discuss the Co-Development Project, Plan and Results and confer regarding any publications or presentations concerning the Co-Development Project. Meetings can be conducted virtually or hosted by either party. The timing and frequency of meetings will be agreed upon by both parties

●	Inform each other, in confidence, about any CDA Invention(s), and discuss its/their commercialization potential and strategies for patenting and licensing.

●	Use all grant money received for the Co-Development Project, excluding any allowable fees, as outlined in the development plan agreed to by both Parties, and for no other purpose.

Background: Blue Water Vaccines Inc. holds the exclusive development and commercialization rights from Cincinnati Children’s Hospital Medical Center for the Norovirus S and P Nanoparticle platform technology. The platform has the potential to provide a vehicle for antigen delivery of multiple infectious diseases. The S particle can present a single antigen. The P particle has the ability to present up to three different antigens. To date, Blue Water Vaccines Inc, along with researchers at Cincinnati Children’s and other institutions around the world, have evaluated multiple antigens on both particles. More recently, Blue Water Vaccines began evaluating the S particle as a platform to present a monkeypox antigen with the goal of developing a novel monkeypox vaccine.

Scope

ABVACC and BWV will work collaboratively through the Joint Development Committee to establish and implement a development plan or statement of work for each Co-Development Project targeted product. Initially, the Parties have identified a Marburg vaccine, a Monkeypox vaccine and a malaria vaccine. The Parties agree that additional candidates may be identified for development using the Norovirus S and P particle platform and will be incorporated into this agreement. It is expected that a majority, if not all, of the work conducted from inception to commercialization will be funded through non-dilutive funding.

Goals of the Program

1.	Identify and optimize expression system. One of the key challenges for the VLP program is achieving economically viable solubility of the expressed proteins. To date, BWV has identified one potential expression system for the monkeypox vaccine program. Previous analysis on the malaria vaccine candidate was performed at Cincinnati Children’s. The original expression system used to produce the malaria vaccine for initial study has not been evaluated for solubility and further analysis is required. A key priority is to determine if a single expression system will be viable for multiple vaccine candidates.

2.	Achieve a targeted Technology Readiness Level (TRL) for each product. The Parties will agree on a target TRL, as defined by BARDA, for each identified candidate necessary to receive funding for pivotal clinical trials. ABVACC will lead the grant writing process, relying on the expertise provided by BWV, to develop and submit non-dilutive funding applications that will provide funding to reach the specified TRL for each of the programs.

3.	Define achievable path to commercialization. Some of the products targeted for co-development, if not all products, can be defined as medical countermeasures or public health products. As such, each of the programs may have limited market potential. A key focus of the development path will be identifying the most cost-effective approach to commercialization

Annex B

Exclusive Commercialization License Terms

In the event BWV is the primary sponsor of any products under this Agreement, BWV will pay ABVACC the following amounts in immediately available funds within 2 business days after the achievement of any Development Milestone and/or Regulatory Commercial Milestone and on a quarterly basis with respect to any Royalty or Pass Through Payments.

		AbVacc Directed/Antigens	BWV Directed/Antigens
Development Milestones	Filing IND	250K	100K
	Initiation of Phase I Clinical Trial – govt funding	500K	200K
	Initiation of Pivotal Phase 3 Clinical Trial, or Pivotal Animal Studies under FDA Animal Rule – govt funding	1M	300K
Regulatory & Commercial Milestones	First Emergency Use Authorization Sale (Executed on the Sale)	1M	500K
	First FDA approval	1M	500K
	First sale of Product following FDA approval	1M	500K
Royalty	Royalty on net sales	4%	2%
Pass through	If sublicensed pass through on all proceeds from licensee	20%	5%

In the event ABVACC is the primary sponsor of any products under this Agreement, ABVACC will pay BWV the following amounts in immediately available funds within 2 business days after the achievement of any Development Milestone and/or Regulatory Commercial Milestone and on a quarterly basis with respect to any Royalty or Pass Through Payments.

		BWV Directed/Antigens	ABVACC Directed/Antigens
Development Milestones	Filing IND	250K	100K
	Initiation of Phase I Clinical Trial – govt funding	500K	200K
	Initiation of Pivotal Phase 3 Clinical Trial, or Pivotal Animal Studies under FDA Animal Rule – govt funding	1M	300K
Regulatory & Commercial Milestones	First Emergency Use Authorization Sale (Executed on the Sale)	1M	500K
	First FDA approval	1M	500K
	First sale of Product following FDA approval	1M	500K
Royalty	Royalty on net sales	4%	2%
Pass through	If sublicensed pass through on all proceeds from licensee	20%	5%